Exhibit 99.01
Press Release Dated March 20, 2003

        THE PARK CITY GROUP, INC. REPORTS FINANCIAL RESULTS FOR THE THIRD
                         QUARTER ENDING MARCH 31, 2003

Highlights:
- Company expects to finish fiscal 2003 with significant increases in revenue - Expanding pipeline reflects acceleration of interest in Fresh Market Manager - Fresh Market Manager gaining market momentum

PARK CITY, UTAH - May 20, 2003 - Park City Group, Inc. (OTCBB:PKCY), a leading provider of software and services for business productivity, reported revenues of $1.4 million for the third fiscal quarter ended March 31, 2003. This compares to revenues of $1.5 for the same calendar quarter of 2002.

"Our sales and marketing activities during the quarter were dedicated to introducing new and existing customers to our Fresh Market Manager (FMM) suite of software solutions," said Park City Group Chairman and CEO Randall K. Fields. "We are highly confident that our sales and marketing strategy was successful and expect a substantial increase in revenue for the fiscal 2003 when compared to fiscal 2002. Our FMM product is gaining both increased interest and market momentum."

The company reported income from operations for the third quarter ended March 31, 2003, of $169,562 compared to income from operations of $321,221 for last year's third quarter. The decline in income from operations is attributed to an increase in cost of revenues and research and development. Effective with the commercialization of FMM in September 2002, the company stopped capitalizing software development costs. Continuing enhancements and upgrades to FMM are now being charged to research and development expenses with previously capitalized development cost being amortized to cost of revenue.

"FMM was specifically developed for managing the expanding perishable departments within major grocery chains," commented Fields. "The product introduction cycle and educational process of FMM to our target market has significantly increased our sales cycle. As we continue to build our reference base, introduce and demonstrate FMM at numerous retail conventions and tradeshows, we anticipate that our sales cycle will noticeably shorten."

The growing pressure from large warehouse clubs and super-center giants is forcing today's grocery retailer to better manage operations of high-margin departments with inventories of perishable products. These departments currently represent approximately 50 percent of the grocery industry's revenues. Park City Group's FMM is one of the only product in the marketplace that provides an end-to-end solution developed specifically to manage perishables. Utilizing patented technologies, FMM automates the majority of the planning, forecasting, ordering and administrative functions associated with bakery, deli, seafood, meat, and food service.

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Park City Group is a leading provider of software and services for business productivity. The company uniquely leverages its expertise in retail operations management and state-of-the-art, patented technologies to simplify the planning and execution of complex processes; deliver timely, relevant and "action-able" information; and improve its customers' profitability by putting the "best manager" in every store. The software was developed initially for the Mrs. Fields Cookies business, co-founded by Randall K. Fields, the CEO of Park City Group, Inc. To date, the company has sold to or installed its software solutions in over 52,000 customer locations. For additional information, please contact Park City Group at 800.835.8824, info@parkcity.com (e-mail), or visit the corporate website at www.parkcity.com.


Forward-Looking Statement

This release is comprised of inter-related information that must be interpreted in the context of all the information provided; accordingly, care should be exercised not to consider portions of this release out of context. This release is provided in compliance with Commission Regulation FD and contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumption or future events or performance are not statements of historical fact and may be "forward-looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as "expects", "will", "anticipates", "estimates", "believes", or statements indicating certain actions "may", "could", or "might" occur. Such statements reflect the current views of Park City Group with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed or expected. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

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